EXHIBIT 99.1

Advanced Bio/Chem, Inc. Changes Name to Industrial Enterprises of America, Inc.

Friday February 11, 7:30 am ET

HOUSTON--(BUSINESS WIRE)--Feb. 11, 2005--Advanced Bio/Chem, Inc. today announced that the Company has changed its name to Industrial Enterprises of America, Inc. (NASDAQ:ILNP - News) The name change became effective upon filing a Certificate of Amendment to the Company's Certificate of Incorporation with the Secretary of State of the State of Nevada. The Company also filed an application for a name change, as well as a trading symbol change, with the NASDAQ Stock Market. The name change and new trading symbol ILNP are effective as of the open of business on, February 11, 2005.

The Company has appointed new key executives and changed its strategic focus from a biotechnology company to a holding company. Through the Company's wholly owned subsidiary, EMC Packaging, Inc., a Delaware corporation, the Company intends to continue to market and sell the products that had been offered by EMC Packaging prior to the Company's purchase of all of the stock of EMC Packaging in October 2004. EMC Packaging supplies refrigerant in units used by ultimate end users. EMC Packaging's dusters are used in the computer and electronics industries, as well as the photographic market, as an aerosol cleaner. EMC Packaging's products are also used in forensic medicine to freeze medical specimens. EMC Packaging's products are sold nationally and its clients encompass a variety of industries, including the automotive, electronic (such as computer manufacturers) and photographic industries.

The Company also intends to focus on acquiring other profitable industrial manufacturing and marketing operations. Additionally, as a significant stockholder of Power3 Medical Products (OTCBB: PWRM - News), the Company continues to monitor its 15,000,000 share interest in such company.

On October 15, 2004, the Board of Directors elected Crawford Shaw as the Company's Chairman of the Board, Chief Executive Officer and President, and John D. Mazzuto as Vice Chairman of the Board, Chief Financial Officer and Assistant Secretary. Crawford Shaw, 69, has been an international lawyer, financier and management consultant in the past thirty years. Previously, Mr. Shaw was a partner with Shaw and Reed, practicing in the areas of international law and finance. At Shaw and Reed, which he founded, Mr. Shaw served as legal, financial and management consultant to several small and medium sized private and public companies. Mr. Shaw is also a director of Paper Free Medical Solutions. Mr. Shaw graduated from Yale College in 1958 and Yale Law School in 1961.

John Mazzuto, the Company's Chief Financial Officer has been an investor, financial consultant and advisor to a number of mid and small sized firms in various industries. Previously, he was Managing Director of corporate finance of Chemical Bank of New York. Mr. Mazzuto was Group Managing Director of an international merchant bank and was a member of the board of directors of a number of companies. Mr. Mazzuto graduated from Yale College in 1970.

In October 2004, the Company purchased all of the issued and outstanding capital stock of EMC Packaging, Inc., a Delaware corporation based out of Lakewood, NJ. In consideration for these shares, the stockholders of EMC Packaging received 2,296,800 shares of the Company's common stock. EMC Packaging has been in the business of packaging, marketing and selling refrigerants since 1974, and its clients encompass a variety of industries, including the automotive, electronic and photographic industries. EMC Packaging supplies refrigerant in units to end users, its dusters are used on computers and electronics components as an aerosol cleaner. EMC Packaging's products are also used in forensic medicine to freeze medical specimens, and EMC Packaging packages the only Coast Guard approved boat horns.

About Industrial Enterprises of America, Inc.

Industrial Enterprises of America, Inc., a Nevada corporation, is headquartered in Houston, Texas. Industrial Enterprises of America is the parent company of EMC Packaging, Inc., a Delaware corporation that packages, markets and sells refrigerants. EMC Packaging has been in this business since 1974. Its products serve a variety of industries and its current clients include a number of fortune 500 companies.

STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT

Except for the historical information contained herein, the matters discussed in this press release may include forward-looking statements or information. All statements, other than statements of historical fact, including, without limitation, those with respect to the Company's objectives, plans and strategies set forth herein and those preceded by or that include the words "believes," "expects," "given," "targets," "intends," "anticipates," "plans," "projects", "forecasts" or similar expressions, are forward-looking statements. Although the Company believes that such forward-looking statements are reasonable, it cannot guarantee that the Company's expectations are, or will be, correct. These forward-looking statements involve a number of risks and uncertainties which could cause the Company's future results to differ materially from those anticipated, including: (i) the Company's history of ongoing operating losses; (ii) the overall marketplace and clients' usage of EMC Packaging's products, including demand therefor, the impact of competitive technologies, products and pricing, particularly given the substantially larger size and scale of certain competitors and potential competitors, control of expenses, and revenue generation by the acquisition of new customers; (iii) the consequent results of operations given the aforementioned factors; and (iv) the requirement for the Company to raise additional working capital to fund operations and the availability and terms of any such funding to the Company. Without any such funding, the Company believes it may be forced to curtail operations, and if no alternative to financing, such as a merger or acquisition, is consummated, the Company may not continue as a going concern. Other risks are detailed from time to time in the Company's 2003 Annual Report on Form 10-K, as amended, its Quarterly Reports on Form 10-QSB, and in its other Securities and Exchange Commission reports and statements. The Company assumes no obligation to update any of the information contained or referenced in this press release.

Contact:
Industrial Enterprises of America, Inc.
David Zazoff, 212-505-5976
 PressReleases@Za-Consulting.net